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                                                                    EXHIBIT 10.8

                         WELSH, CARSON, ANDERSON & STOWE

                                 320 PARK AVENUE

                                   SUITE 2500

                         NEW YORK, NEW YORK 10022-6815

                                                                  TELEPHONE NO
                                                                  (212) 893-9500
                                                                  FACSIMILE NO
                                                                  (212) 893-9575

January 30, 2002

Mr. David T. Vandewater
425 Jackson Boulevard
Nashville, Tennessee 37205

         RE:      RELATIONSHIP WITH ARDENT HEALTH SERVICES LLC (THE "COMPANY")
                 AND BEHAVIORAL HEALTHCARE CORPORATION ("BHC")

Dear David,

         As you recall, when Ed Stack resigned from BHC (the predecessor to the business of the Company), BHC recruited you to provide operational and managerial oversight as BHC's Chairman of the Board and President. During this time, Vencor was auctioning its BHC ownership interest. On or about May 1, 2001 when Welsh, Carson, Anderson & Stowe IX, L.P. ("WCAS") acquired a controlling interest in BHC from Vencor, BHC's Board appointed you to be President and CEO of BHC. In conjunction with the formation of the Company in August 2001 and the restructuring of BHC, you became the President/CEO of the Company. During your involvement with the Company and BHC, we have spoken on several occasions regarding your compensation package and discussed many alternatives and options. These conversations occurred on behalf of WCAS regarding your cash investment in the Company and then on behalf of the Company's Board regarding your employment and compensation. Accordingly, I want to take this opportunity to memorialize both WCAS's and the Company's understanding of your relationship with the Company.

         Pursuant to our discussions to bring you into this venture, you agreed to invest $2,000,000.00 on substantially the same basis as WCAS as part of your commitment to the ongoing future of the Company, except that your entire investment was for the purchase of common membership units of the Company and you were not asked to fund additional amounts as part of WCAS's future financial commitments to the Company under the Subscription Agreement or any other equity infusion. We acknowledge that your investment was funded in full in September 2000 and that you are entitled to the rights as a holder of common membership units set forth in the Company's LLC Agreement.

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Furthermore, as part of your participation in this enterprise, WCAS agreed to cause the Company to adopt, and the Company has adopted, an option plan reserving a pool of options equaling 12% of the outstanding common units, fully diluted, for option grants to Company management, including you, in accordance with the plan. The Company will grant you options, out of the option pool, to allow you to purchase 4% of the total common equity of the Company, computed from time to time on a fully diluted basis (the "4% Anti-dilution Feature"). Your options will be adjusted, as appropriate, for any reclassification, split, dividend, combination, subdivision, conversion, or similar issuance of equity interests of the Company. The 4% Anti-dilution Feature will terminate upon the earlier to occur of the closing of an initial public offering by the Company of its equity securities registered under the Securities Act of 1933, as amended, with net cash proceeds to the Company of at least $75,000,000 (a "Qualified IPO") or a change of control of the Company. Your initial option grant will be 4% of the total common equity of the Company, assuming WCAS has funded in full its commitment under its Subscription Agreement with the Company, subject to claw-back if some lesser amount is funded. The strike price for your initial option grant will be $3.43, the same price that WCAS invested all its monies under its Subscription Agreement with the Company. If any additional equity is invested in the Company prior to the expiration of the 4% Anti-Dilution Feature, your strike price for any additional options granted pursuant to the option plan resulting from this additional equity investment will be at the same price per common unit that the additional equity is invested.

         Regarding your relationship with the Company, during your employment by the Company or any of its subsidiaries you will be the President and CEO of the Company and a member of the Board with compensation to be reviewed annually starting at $350,000.00. You will be eligible for a bonus each year based on the bonus plan adopted by the Board. Your participation level will be at 100% of your salary for the year in which the bonus threshold is achieved, subject to any withholdings as set forth in the plan. The Company will also purchase a five-year life insurance policy of five million dollars for a beneficiary designated in your sole discretion. You will receive the normal and customary employment benefits provided in the Company's benefit plans, except that the Company will provide a disability benefit to you which will provide for 100% of your annual salary upon the onset of a permanent disability as defined in and pursuant to the Company's disability plan. Assuming you continue to be employed by the Company at the time the Company has a Qualified IPO, the Company will offer you a five-year employment agreement, on such terms as may be agreed.

         The arrangements described in this letter shall exist while you are an employee of the Company or any of its subsidiaries and shall cease to exist upon the termination of your employment.

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         If you agree that the terms set forth above accurately state our arrangement, please sign below and return a copy to me for inclusion in your employment file with the Company. If you disagree with any of the above or believe that other terms should be included, please call me to discuss.

Very truly yours

/s/ D. Scott Mackesy
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D. Scott Mackesy,
Manager, Ardent Health Services LLC
General Partner, Welsh, Carson, Anderson & Stowe IX, L.P.

cc:      Russell L. Carson, Chairman Ardent Health Services LLC
         Stephen C. Petrovich, General Counsel and Secretary

                                                  /s/ David T. Vandewater
                                                  ------------------------------
                                                  David T. Vandewater